Exhibit 99.1

VSE Aviation, Inc., a subsidiary of VSE Corporation, Acquires 1st Choice Aerospace

Alexandria, Virginia, January 10, 2019 - VSE Aviation, Inc. (VSE Aviation), a subsidiary of VSE Corporation (VSE) (NASDAQ: VSEC), announced today that it has acquired 1st Choice Aerospace, Inc. (1st Choice), two privately owned aviation supply chain management companies with operations in Florida and Kentucky that provide component maintenance, repair and overhaul (MRO) services and products for new generation and legacy commercial aircraft families.

The initial purchase price paid at closing was $112 million in cash. The purchase agreement also includes potential post-closing payments of up to $40 million if 1st Choice surpasses certain performance thresholds as defined in the purchase agreement during 2019 and 2020. Other purchase price adjustments also may be required based on certain post-closing determinations, including in respect of the closing net working capital.

1st Choice had revenues of approximately $29 million in 2017 and estimated revenues of approximately $47 million in 2018 with strong operating margins. Such estimated results are not necessarily indicative of future financial performance and the actual results for 2018 may differ from the estimated results. VSE Aviation has retained the senior management team through employment contracts to continue management of 1st Choice operations and its approximately 200 employees.

“We are pleased to add 1st Choice’s service offerings to our supply chain and MRO portfolio,” said VSE CEO and President, Maurice “Mo” Gauthier. “We see opportunities to strategically align 1st Choice’s offerings with our existing domestic and international markets, including our recent Singapore and European initiatives. 1st Choice has built a highly regarded business with a proven record of superior operational performance delivered by an excellent team.”

"We believe that our acquisition of 1st Choice will significantly broaden our client base and further extend our thrust into the commercial aerospace supply chain market,” said Paul Goffredi, President of VSE Aviation. “Their quality work, quick turnaround times, excellent customer service, aptitude for adding new capabilities, and opportunistic and entrepreneurial approach make them an attractive addition to our team. 1st Choice’s growth potential and profit margins offer us a compelling opportunity to add value to our operating portfolio. We anticipate operational synergies with respect to customers, product lines, supply lines, and technical expertise.”

“We look forward to joining the VSE team while we retain our strong brand,” said Mario Catalano, a senior officer and shareholder of 1st Choice. “This combination provides us with the strategic support and capital backing required to better serve our customer base and optimize our growth strategy, and we believe it will be mutually beneficial to VSE Aviation and 1st Choice.”

VSE funded the acquisition with its existing bank revolving loan provided by its lending group led by Citizens Bank, N.A. VSE received financial advisory services for the acquisition from Citizens Capital Markets, Inc. and SunTrust Robinson Humphrey. VSE received industry and market due diligence support for the acquisition from Oliver Wyman CAVOK. VSE received legal advice for the acquisition from Arent Fox LLP,

Washington, D.C. 1st Choice received M&A advisory services from XLS Partners, Inc., Chicago, IL, and legal services from Gunster, West Palm Beach, FL.

About 1st Choice Aerospace
1st Choice provides MRO services, including pneumatics, fuel, electro-mechanical, electrical accessories, crew seats, interiors, lavatory systems, oxygen systems, cargo systems, and containers. 1st Choice has Federal Aviation Administration and European Aviation Safety Agency Part 145 certified component repair stations located in Florida and Kentucky. 1st Choice customers include commercial and cargo airline operators, end users, integrators that manage airline repairs, Original Equipment Manufacturers, suppliers, and other MRO providers. For additional information regarding 1st Choice’s services and products, see the Company’s website at www.firstchoice.aero.

About VSE Aviation
Established in 2015 by VSE, VSE Aviation is a family of companies that includes Air Parts & Supply Co., CT Aerospace LLC, Kansas Aviation of Independence LLC, Prime Turbines LLC, VSE Aviation GmbH, and VSE Aviation Singapore PTE LTD that specialize in MRO services and parts supply for commercial, corporate and regional aircraft. For additional information regarding VSE Aviation services and products, visit http://www.vsecorp.com/aviation or contact Karen Goode at +1 (972) 406-2153.

About VSE Corporation
VSE (NASDAQ: VSEC) is a diversified products and services company providing logistics solutions with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products visit www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at +1 (703) 329-3263.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the Securities and Exchange Commission.